                                  Exhibit 99.1


CONTACTS:                                            FOR RELEASE:
Kathy Reinhart 415-658-2042                          April 29, 1998
Susan Rosenberg 415-658-2209

                 AIRTOUCH EXPECTS RECORD CUSTOMER GROWTH IN 1998
 -- Company Is Now Largest U.S. Wireless Provider After Strong First Quarter
                                 Performance--

             SAN FRANCISCO -- AirTouch Communications (NYSE:ATI) today announced its updated 1998 outlook, which was restated on a pro forma basis to reflect its April 6 acquisition of MediaOne Group's U.S. cellular and PCS interests. That acquisition, coupled with AirTouch's recently-announced record first quarter growth, has made AirTouch the largest wireless provider in the U.S., based on the 9 million U.S. cellular and PCS customers served by its ventures. With 29 million total customers served by its global ventures AirTouch is the largest multinational wireless company in the world.

             "In the increasingly competitive wireless industry, our recent acquisition gives us the size and scale we need to maintain our leadership position," said Sam Ginn, AirTouch chairman and CEO.

             The 1997 and 1998 first quarter results and the outlook information in this release have been restated on a pro forma basis as if the MediaOne Group
(UMG) transaction closed on 1/1/97.

1998 Outlook (Including the Effects of UMG First Quarter Results)

- Based on its strong global growth in the first quarter, AirTouch expects to add a record 3 million proportionate global cellular and PCS customers in 1998.

- In 1998 the company expects its proportionate operating cash flow (operating income plus depreciation and amortization) to grow about 25 percent over the prior year's pro forma OCF of $2.1 billion.

- 1998 capital expenditures are expected to be about $1.5 billion, a 5 percent increase over 1997 pro forma capital expenditures.

- AirTouch's earnings per share dilution from the UMG transaction is expected to be around $0.40 in 1999 and comparable on a pro rata basis in 1998.

                                     -more-

AirTouch Expects Record Growth, Page 2

             "Now that our UMG transaction is complete we can fully integrate their operations," Ginn commented. "Looking ahead, we believe we can find $50 million in savings by mid-1999 through further operational efficiencies."

             AirTouch acquired MediaOne Group's U.S. cellular property, U S WEST NewVector Group, and its interest in PCS provider PrimeCo Personal Communications. AirTouch now has cellular operations in 19 states including 15 of the top 30 U.S. markets: Los Angeles, Detroit, San Francisco, Atlanta, San Diego, Minneapolis, Phoenix, Seattle, Denver, Cleveland, Portland (Oregon), San Jose, Kansas City, Cincinnati, and Sacramento. The transaction increased the company's ownership in PrimeCo from approximately 25 to 50 percent.

             AirTouch Communications, based in San Francisco, is the largest multinational wireless company in the world. AirTouch owns interests in cellular, paging, and personal communications services in the United States, Belgium, Germany, India, Italy, Japan, Poland, Portugal, Romania, South Korea, Spain, and Sweden, as well as an interest in the Globalstar satellite system. Based on its ownership share of its global ventures, the company serves 14 million proportionate customers (29 million total venture customers).


Note Regarding Pro Forma Data: These selected pro forma proportionate data reflect the UMG merger as if it had been effective on January 1, 1997, and after giving effect to the purchase method of accounting and other merger-related adjustments. Changes to these adjustments are expected as valuation/appraisal of the acquired assets and liabilities are completed. The Company currently cannot ascertain what the changes would be. Such changes could be material. Additionally, these selected pro forma proportionate data are intended for informational purposes only and are not necessarily indicative of the future results of operations of the combined Company or the results of operations of the combined Company that would have actually occurred.



                                     -more-

AirTouch Expects Record Growth, Page 3

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

             Except for the historical information presented, the matters discussed in this release are forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially. Such factors include: a change in economic conditions in the various markets served by the Company's operations which would adversely affect the level of demand for wireless services; greater-than-anticipated competitive activity requiring reduced pricing and/or new product offerings or resulting in higher acquisition costs; declining average revenue per customer due to an increasing proportion of consumer customers and declining rates; greater-than-expected growth in customers and usage driving increased investment in network capacity; the level of fraudulent activity; the impact of new business opportunities requiring significant up-front investments; the impact on capital spending from the deployment of new technologies, and the possibility that technologies will not perform according to expectations or that vendor performance will not meet Company requirements. These and other factors related to the business are described in the Company's 10-K under "Investment Considerations" and the quarterly reports on Form 10-Q.

                                       ###

For a copy of this or other AirTouch press releases, please call 1-800-344-7531 or visit the AirTouch web site at www.airtouch.com.

AirTouch Communications Pro Forma Proportionate Results
(Assuming UMG acquisition closed January 1, 1997)
First Quarter 1998 v. First Quarter 1997


                                                                 Pro Forma
                                                            ----------------------
                                                            1Q98   1Q97    % Change
Cellular/PCS Proportionate
Customer Net Adds (000)

   U.S. cellular                                             221    258      (14)%
   PrimeCo PCS                                                58     36       61 %
   International                                             455    176      159 %
                                                            ----   ----     ----

   Total proportionate net adds                              734    470       56 %

U.S. cellular operating cash flow ($m)                       423    395        7 %

U.S. cellular operating cash flow margins                   46.5%  47.2%      (2)%

[Certain earnings per share information has been omitted.]